Exhibit 99.1

High Tech Financial Executive Cory Sindelar Named Calix CFO

PETALUMA, CA – October 2, 2017 – Calix, Inc. (NYSE: CALX), the world leader in Subscriber Driven Intelligent Access, announced that Cory Sindelar has been named Chief Financial Officer effective immediately. Calix engaged Cory as interim CFO in May and he has made significant progress in bringing increased operational rigor to Calix. Sindelar brings extensive experience leading finance teams at high-growth software and technology companies.

“Cory has done an outstanding job working with our leadership team to establish new processes that are already increasing our financial visibility and control of operations. In particular, Cory has partnered with Greg Billings, our senior vice president, services, as we set our services business on a path to success,” said Carl Russo, Calix president and CEO. “As Calix transforms into a cloud, software, systems, and services company, Cory’s experience in software and systems businesses will be a tremendous asset. We are fortunate that he has stepped in so effectively over the last few months, and we are confident that he will help accelerate our transformation.”

Prior to joining Calix, Sindelar served as Chief Financial Officer at Violin Memory where he helped Violin transition from a privately held to a public, multi-national technology leader. Prior to his time at Violin Memory, Sindelar was CFO of Ikanos Communications where he led an aggressive growth strategy. He has also served as vice president, corporate controller, and principal accounting officer at Legato Systems. Following EMC’s acquisition of Legato, Sindelar held a variety of senior financial positions.

“I’m truly excited to join Calix as CFO at this critical point in the company’s history,” said Sindelar. “We are building a new company - one ready to seize the opportunity created by the massive growth in subscriber demand for bandwidth and the explosion of IoT devices. I’ve already seen the differentiable value that Calix is delivering to our customers every day. I look forward to leading our finance team and guiding our efforts to optimize our execution so we can scale and drive shareholder value.”

About Calix

Calix, Inc. (NYSE: CALX) pioneered Software Defined Access and cloud products focused on access networks and the subscriber. Its portfolio of Intelligent Access systems and software combines AXOS, the revolutionary platform for access, with Calix Cloud, innovative cloud products for network data analytics and subscriber experience assurance. Together, they enable communications service providers to transform their businesses and be the winning service providers of tomorrow. For more information, visit the Calix website at www.calix.com.

This press release may contain forward-looking statements that are based upon management's current expectations and are inherently uncertain. Forward-looking statements are based upon information available to us as of the date of this release, and we assume no obligation to revise or update any such forward-looking statement to reflect any event or circumstance after the date of this release, except as required by law. Actual results and the timing of events could differ materially from current expectations based on risks and uncertainties affecting Calix’s business. The reader is cautioned not to rely on the forward-looking statements contained in this press release. Additional information on potential factors that could affect Calix's results and other risks and uncertainties are detailed in its quarterly reports on Form 10-Q and Annual Report on Form 10-K filed with the SEC and available at www.sec.gov.

Calix Press Release	Page 2

Press Inquiries:

Neila Matheny
707-766-3512
Neila.matheny@calix.com

Investor Inquiries:

Thomas J. Dinges, CFA
408-474-0080
Tom.dinges@calix.com